Exhibit 99.1

News Release                                         Contact:
                                                     Lara L. Mahoney
                                                     Public Relations Manager
                                                     (440) 329-6393


FORMER NATO SUPREME ALLIED COMMANDER BRINGS YEARS OF INTERNATIONAL LEADERSHIP EXPERIENCE TO INVACARE BOARD

     Elyria, Ohio--March 2, 2007--Invacare Corporation (NYSE: IVC) today announced that General James L. Jones, United States Marine Corps (ret.), who recently retired as Supreme Allied Commander of NATO (North Atlantic Treaty Organization) and Commander of the United States European Command, has joined the Company's Board of Directors. General Jones' proven leadership qualities will allow him to be an active participant in the future strategic direction of Invacare's management, sales, marketing and sourcing plans on both a domestic and international front.

     "As Invacare continues to increase its focus on global sourcing and sales, it will benefit greatly from General Jones's extensive international experience and from the leadership qualities he exhibited as Commandant of the Marine Corps, a position he held for four years prior to becoming NATO Supreme Allied Commander," said A. Malachi Mixon III, Chairman and Chief Executive Officer of Invacare. "We are honored and excited that General Jones has agreed to be a part of Invacare's board."

     General Jones was unanimously elected to the board by Invacare's current directors. He will be among four nominees whose names will be submitted to shareholders for election/re-election at the Company's Annual Meeting of Shareholders in May.

     "I am looking forward to serving with Mal Mixon and the other distinguished members of the Invacare board," said General Jones. "Invacare is a world leader in the market for medical equipment used in the home and has a well-deserved reputation for innovative products. I am particularly grateful for the opportunity to become associated with a company that devotes so many resources to improving the lives of our nation's disabled veterans."

     In a tribute contained in the Congressional Record, Virginia Senator John Warner noted that General Jones "led the most aggressive transformation efforts in NATO's history--including a comprehensive headquarters realignment, developing NATO's global military capabilities, creating the NATO Response Force, bringing new members into NATO's military structure, and embracing the concept and practice of out-of-area missions for NATO. Under his guidance, NATO now has 30,000 troops deployed in locations across the globe and is leading the International Security Assistance Force in Afghanistan."

     General Jones has a Bachelor of Science degree and an Honorary Doctorate from Georgetown University. He was commissioned into the Marine Corps in 1967 and served in Vietnam as a platoon and company commander. He graduated from the National War College in 1985 and later served as Military Assistant to the U.S. Secretary of Defense.


     Invacare Corporation (NYSE: IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The company has 6,000 associates and markets its products in 80 countries around the world. For more information about the company and its products, visit Invacare's website at www.invacare.com.

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